As filed with the Securities and Exchange Commission on September 16, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

SCANSOFT, INC.
(Exact name of Registrant as specified in its charter)

Delaware	94-3156479
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1 Wayside Road
Burlington, Massachusetts, 01803
(Address, including zip code, of principal executive offices)

Nuance Communications, Inc. 2001 Nonstatutory Stock Option Plan
Nuance Communications, Inc. 2000 Stock Plan
Nuance Communications, Inc. 1998 Stock Plan
Nuance Communications, Inc. 1994 Flexible Stock Incentive Plan
(Full title of the plans)

James R. Arnold, Jr.
Chief Financial Officer
ScanSoft, Inc.
1 Wayside Road
Burlington, Massachusetts 01803
(Name and address of agent for service)

(781) 565-5000
(Telephone number, including area code, of agent for service)

Copies to:
Katharine A. Martin, Esq.
Robert Sanchez, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed
Title of Each Class	Amount	Maximum	Proposed	Amount of
of Securities to	to be	Offering Price	Maximum Aggregate	Registration
be Registered	Registered*	Per Share**	Offering Price	Fee
Common Stock $0.001 par value to be issued upon the exercise of options resulting from the assumption of Nuance Communications, Inc. options granted under the Nuance Communications, Inc. 2001 Nonstatutory Stock Option Plan	1,461,157 shares	$4.938	$7,215,193.20	$849.23
Common Stock $0.001 par value to be issued upon the exercise of options resulting from the assumption of Nuance Communications, Inc. options granted under the Nuance Communications, Inc. 2000 Stock Plan	6,566,997 shares	$4.938	$32,427,831	$3,816.76
Common Stock $0.001 par value to be issued upon the exercise of options resulting from the assumption of Nuance Communications, Inc. options granted under the Nuance Communications, Inc. 1998 Stock Plan	1,456,197 shares	$4.938	$7,190,700.70	$846.35
Common Stock $0.001 par value to be issued upon the exercise of options resulting from the assumption of Nuance Communications, Inc. options granted under the Nuance Communications, Inc. 1994 Flexible Stock Incentive Plan	50,397 shares	$4.938	$248,860.39	$29.29

*	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of the Registrant’s Common Stock that become issuable under the above listed plans by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

**	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, on the basis of $4.938 per share, the average of the high and low prices per share of the Common Stock as reported on the NASDAQ National Market on September 14, 2005.

***	Pursuant to a Preferred Shares Rights Agreement dated as of October 23, 1996, as amended on March 19, 2004, one preferred share purchase right will be issued with each share of Common Stock issued by the Registrant. The rights currently are not separately transferable apart from the Common Stock, nor are they exercisable until the occurrence of certain events. Accordingly, no independent value has been attributed to the rights.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE
     The following documents previously filed by ScanSoft, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:
     (a) The Registrant’s Annual Report on Form 10-K/T for the period ended September 30, 2004 filed with the Commission on January 6, 2005.
     (b) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since September 30, 2004.
     (c) The description of the Registrant’s Common Stock to be offered hereby is contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 20, 1995 and any further amendment or report filed with the Commission for the purpose of updating such description.
     All reports and other documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Unless expressly incorporated into the Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL
     The validity of the securities offered hereby has been passed upon for ScanSoft by Jo-Anne Sinclair, Esq., General Counsel of ScanSoft. Ms. Sinclair is paid a salary by ScanSoft, is a participant in various employee benefit plans offered to employees of ScanSoft generally, and owns and has options to purchase shares of ScanSoft Common Stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     The Registrant’s Certificate of Incorporation eliminates the liability of its directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law, as such law exists currently or as it may be amended in the future. Under Delaware law, such provision may not eliminate or limit director monetary liability for: (a) breaches of the director’s duty of loyalty to the Registrant or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. Such limitation of liability provisions also may not limit a director’s liability for violation of, or otherwise relieve the Registrant or its directors from the necessity of complying with, federal or state securities laws, or affect the availability of non-monetary remedies such as injunctive relief or rescission.
     The Registrant’s Bylaws provide that the Registrant shall indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Registrant’s Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Registrant would have the power to indemnify him or her against such liability under the General Corporation Law of Delaware. The Registrant currently has secured such insurance on behalf of its officers and directors.
     The Registrant has entered into agreements to indemnify its directors and officers, in addition to indemnification provided for in the Registrant’s Bylaws. Subject to certain conditions, these agreements, among other things, indemnify the Registrant’s directors and officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person’s services as a director or officer of the Registrant, any of its subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED
     Not applicable.
ITEM 8. EXHIBITS

Exhibit
Number	Description
4.1	Nuance Communications, Inc. 2001 Nonstatutory Stock Option Plan
4.2	Nuance Communications, Inc. 2000 Stock Plan
4.3	Nuance Communications 1998 Stock Plan
4.4	Nuance Communications 1994 Flexible Stock Incentive Plan
5.1	Opinion of Jo-Anne Sinclair, General Counsel of ScanSoft, Inc.
23.1	Consent of BDO Seidman, LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of BDO Stoy Hayward LLP
23.5	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global
23.6	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global
23.7	Consent of Jo-Anne Sinclair, General Counsel of ScanSoft, Inc. (included in Exhibit 5.1 above).
ITEM 9. UNDERTAKINGS
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement—notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
               Provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlington, State of Massachusetts on this 16th day of September, 2005.

SCANSOFT, INC.
By:	/s/ Paul A. Ricci
Paul A. Ricci
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Paul A. Ricci and James R. Arnold, Jr., and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Paul A. Ricci Paul A. Ricci	Chairman of the Board, Chief Executive Officer, and Director (Principal Executive Officer)	September 16, 2005
/s/ James R. Arnold, Jr. James R. Arnold, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 16, 2005
/s/ Charles W. Berger Charles W. Berger	Director	September 16, 2005
Robert M. Finch	Director	September 16, 2005
/s/ Robert J. Frankenberg Robert J. Frankenberg	Director	September 16, 2005

Signature	Title	Date
/s/ Jeffrey A. Harris Jeffrey A. Harris	Director	September 16, 2005
/s/ William H. Janeway William H. Janeway	Director	September 16, 2005
/s/ Katherine A. Martin Katharine A. Martin	Director	September 16, 2005
/s/ Mark B. Myers Mark B. Myers	Director	September 16, 2005
/s/ Philip J. Quigley Philip J. Quigley	Director	September 16, 2005
/s/ Robert G. Teresi Robert G. Teresi	Director	September 16, 2005

EXHIBIT INDEX

Exhibit
Number	Description
4.1	Nuance Communications, Inc. 2001 Nonstatutory Stock Option Plan
4.2	Nuance Communications, Inc. 2000 Stock Plan
4.3	Nuance Communications, Inc. 1998 Stock Plan
4.4	Nuance Communications, Inc. 1994 Flexible Stock Incentive Plan
5.1	Opinion of Jo-Anne Sinclair, General Counsel of ScanSoft, Inc.
23.1	Consent of BDO Seidman, LLP
23.2	Consent of PricewaterhouseCoopers LLP
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of BDO Stoy Hayward LLP
23.5	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global
23.6	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global
23.7	Consent of Jo-Anne Sinclair, General Counsel of ScanSoft, Inc. (included in Exhibit 5.1 above).